Forterra Announces Fourth Quarter and Full Year 2018 Results

Fourth Quarter and Full Year 2018 Highlights

•	Gross profit margin improved to 17.3% for the quarter and 16.6% for the year, compared to 15.6% and 16.0%, respectively, in the prior year periods

•	Income from operations increased by $9 million for the quarter and $49 million for the full year, compared to 2017

•	Adjusted EBITDA margins[1] of 9.7% for the quarter and 11.4% for the year were both above the prior year periods of 8.1% and 9.6%, respectively
Full Year 2019 Outlook

•	Full-year 2019 guidance targeting income from operations in the range of $60 to $90 million, net loss of $38 million to $16 million and Adjusted EBITDA of $170 to $200 million

•	Majority of available cash flow is expected to be used to initiate voluntary repayment of the term loan of $30 million to $85 million

Irving, TX - GLOBE NEWSWIRE - March 11, 2019 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter and full year ended December 31, 2018.

CEO Commentary
Forterra CEO Jeff Bradley commented, “We delivered higher year over year gross profit margins, income from operations and Adjusted EBITDA margins for both the quarter and the full year on the benefit of higher selling prices, our cost control programs and increased operational efficiency. We were pleased to deliver earnings improvement in 2018 in spite of record levels of rainfall in certain of our key regions."

1 A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.

1

Mr. Bradley continued. "We believe we are well positioned to deliver further earnings improvement and positive cash flow in 2019 against the backdrop of solid market demand fundamentals. We anticipate continued earnings growth in Drainage in 2019 on the benefit of growing infrastructure demand. In Water, we expect the actions taken in the second half of 2018 to position us for margin expansion in 2019."

Fourth Quarter 2018 Results
Fourth quarter 2018 net sales were $339.2 million, compared to $361.2 million in the prior year quarter. Net loss for the quarter was $17.0 million, or $0.27 per share, compared to net income of $43.2 million, or $0.67 per share, in the prior year quarter. Net income in the prior year quarter included the benefit of a $45.4 million reduction in the Company's Tax Receivable Agreement liability as described in the Corporate results below. Adjusted EBITDA1 for the fourth quarter was up 12.2% to $32.9 million, compared to $29.3 million in the prior year quarter.

Drainage Pipe & Products (“Drainage”) - Fourth Quarter 2018 Results
Drainage net sales were $190.0 million, compared to $204.6 million in the prior year quarter. Excluding net sales from divestitures of $9.6 million, net sales declined by approximately 3% due to shipment delays as a result of significant rain.

Drainage gross profit and gross profit margin increased to $41.1 million and 21.6%, compared to $35.4 million and 17.3%, respectively, in the prior year quarter. The increase in gross profit and gross profit margin was due to higher average selling prices, the benefit of cost control initiatives and lower rent expense. Fourth quarter 2018 Drainage EBITDA and Adjusted EBITDA increased to $33.9 million and $33.8 million, respectively, compared to $30.8 million and $32.5 million, respectively, in the prior year quarter.

Water Pipe & Products (“Water”) - Fourth Quarter 2018 Results
Water net sales were $149.2 million, compared to $156.6 million in the prior year quarter. The decline in net sales was due to lower volumes resulting from significant rain.

Water gross profit in the fourth quarter was $17.8 million compared to $22.0 million in the prior year quarter. Fourth quarter 2018 Water EBITDA and Adjusted EBITDA of $15.6 million and $15.9 million, respectively, compared to $16.7 million and $18.0 million, respectively, in the prior year quarter. The declines in gross profit, EBITDA and Adjusted EBITDA were due to the impact of higher scrap costs for ductile iron pipe that were not fully offset by an increase in selling prices. The gross profit decline was also due to lower net sales of concrete pressure pipe in Canada.

Corporate and Other (“Corporate”) - Fourth Quarter 2018 Results
Corporate EBITDA loss of $18.3 million and Adjusted EBITDA loss of $16.8 million in Q4 2018 compared to EBITDA of $21.8 million and Adjusted EBITDA loss of $21.1 million, respectively, in the prior year quarter. Corporate EBITDA in Q4 2017 included the benefit of a $45.4 million reduction in the Company's Tax Receivable Agreement liability due to the benefit of U.S. tax reform under the Tax Cuts and Jobs Act. Excluding this one-time benefit, the improved results in Corporate were due primarily to lower professional fees, including reduced audit fees and fees related to external consultants associated with the Company’s Sarbanes-Oxley compliance and material weakness remediation work. Corporate costs were higher than the guidance due to incremental work required in the fourth quarter to remediate the material weakness related to the Company's information technology systems that was identified during the quarter. As noted below, the Company successfully completed the remediation of all of its previously reported material weaknesses.

Full Year 2018 Results
Full year 2018 net sales were $1,479.7 million, compared to $1,580.4 million in the prior year, with the decrease as a result of divestitures. The divestiture of the U.S. concrete and steel pressure pipe business in July 2017 resulted in a $72.7 million decline in net sales. The Foley Exchange, completed in January 2018, resulted in a $42.3 million decline in net sales. Excluding the impact of these two transactions, net sales increased by 1.0%, due primarily to higher average selling prices.

Gross profit and gross profit margin were $245.6 million and 16.6%, respectively, compared to $253.1 million and 16.0%, respectively, in the prior year. Income from operations increased to $51.0 million, compared to $2.4 million in the prior year. Net loss for the year was $24.4 million, or a loss of $0.38 per share, compared to a net loss of $2.1 million, or a loss of $0.03 per share, in the prior year. The prior year period included a pre-tax benefit of $46.2 million due to a reduction in the tax receivable agreement liability and a $40.7 million income tax benefit, both due primarily to U.S. tax reform. The prior year benefits from U.S. tax reform were partially offset by a $32.5 million loss due to the divestiture of the U.S. concrete and steel pressure pipe business. Adjusted EBITDA for the year was $168.7 million, compared to $151.8 million in the prior year. Drainage EBITDA and Adjusted EBITDA were $156.7 and

$159.7 million, respectively, compared to $129.6 and $137.1 million in the prior year. The $22.6 million increase in Drainage Adjusted EBITDA was due primarily to higher average selling prices that more than offset the impact of increased costs including raw materials, labor and freight. Water EBITDA and Adjusted EBITDA were $64.5 million and $66.9 million, respectively, compared to $47.6 million and $93.8 million in the prior year. Water Adjusted EBITDA decreased by $26.9 million due primarily to steel scrap, labor and freight costs that were not fully offset by higher average selling prices. Corporate EBITDA and Adjusted EBITDA loss were $58.8 million and $57.9 million, respectively, compared to $44.9 million and $79.1 million in the prior year. Corporate Adjusted EBITDA loss improved by $21.2 million due primarily to lower professional fees, including lower audit fees and lower fees relating to the Company’s Sarbanes-Oxley compliance and material weakness remediation work.

Balance Sheet and Liquidity
On December 31, 2018, the Company had cash of $35.8 million and outstanding debt on its senior term loan of $1.2 billion. As of December 31, 2018, there was no outstanding balance on the Company's $300 million Revolver. Cash flow from operations for the year was $15.1 million lower than the prior year due primarily to an increase in working capital, partially offset by higher earnings after adjusting for non-cash income and expenses. Change in assets and liabilities was a cash use of $39.4 million compared to a cash use of $57.6 million in the prior year period. Excluding the impact of changes in tax-related receivables and payables that resulted in a cash inflow of $12.8 million in 2018 and a cash outflow of $43.3 million in 2017, the change in assets and liabilities in 2018 was a cash use of $52.2 million, compared to a cash use of $14.3 million in the prior year, due primarily to an increase in ending inventory. The increase in inventory was due to weather-related shipment delays as well as a strategic decision to accelerate the normal seasonal build in inventory of ductile iron pipe to support customers. Cash interest paid of $69.4 million was $14.7 million higher than the prior year due to $8.5 million in payments associated with the sale leaseback agreement as well as the impact of higher average interest rates. Cash taxes of $11.1 million were $17.0 million lower than the prior year due primarily to the benefit of a $20.0 million tax refund pertaining to the 2017 tax year.

Remediation of Previously Reported Material Weaknesses
The Company completed the remediation of previously reported material weaknesses in the internal control over financial reporting, including the material weakness related to the Company's information technology systems that was identified in the fourth quarter of 2018. Management's Report on Internal Control over Financial Reporting, included in our Annual Report on Form 10-K that is expected to be filed with the SEC effective March 12, 2019, includes a more detailed discussion of the matter.

2019 Outlook
The Company expects the full year 2019 net loss will be in the range of $38 to $16 million and Adjusted EBITDA in the range of $170 million to $200 million. The Company anticipates continued strong execution in Drainage and margin improvement in Water on the benefit of higher selling prices and operational improvements. The Company's end-market demand outlook supports its expectation for top-line growth.

Key Components of Expected 2019 Cashflows:

($ in millions)	Low	High
Cash Interest	$(82)	$(80)
Capital Expenditures	(50)	(45)
TRA Payments	(12)	(11)
Cash Taxes	(10)	(16)
Principal Amortization	(13)	(13)
Working Capital	30	50
Total	$(137)	$(115)

Forterra CEO Jeff Bradley commented, "We believe market demand for our products is strong, and I am encouraged by conversations with our customers about the anticipated level of activity this year that support our outlook. The first quarter, our seasonally weakest period of the year, has been impacted by above average rainfall, snow and abnormally cold temperatures in many of our key markets. In addition to weather, we believe that the first quarter will be impacted by higher year over year steel and scrap costs in both businesses. We therefore expect that our full year forecasted growth will be weighted towards the back half of the year."

Mr. Bradley continued, "Our forecast for 2019 cash flow items reflects our disciplined approach to cash management. We are committed to strengthening our capital structure through a combination of earnings growth, debt repayment and prudent investment in the business. We expect to generate meaningful available cash flow in 2019 and plan to use a significant portion to make voluntary repayments on our term loan."

Drainage - Key Financial and Operational Statistics:

($ in millions)	Fourth Quarter		Full Year

	Q4 2018	Q4 2017	2018	2017

Net Sales	$190.0	$204.6	$811.5	$834.8
Gross Profit	41.1	35.4	174.8	147.7
EBITDA	33.9	30.8	156.7	129.6
Adjusted EBITDA	$33.8	$32.5	$159.7	$137.1
Gross Profit Margin	21.6%	17.3%	21.5%	17.7%
Adjusted EBITDA Margin	17.8%	15.9%	19.7%	16.4%

Water - Key Financial and Operational Statistics:

($ in millions)	Fourth Quarter		Full Year

	Q4 2018	Q4 2017	2018	2017

Net Sales	$149.2	$156.6	$668.2	$745.6
Gross Profit	17.8	22.0	71.5	108.3
EBITDA	15.6	16.7	64.5	47.6
Adjusted EBITDA	$15.9	$18.0	$66.9	$93.8
Gross Profit Margin	11.9%	14.0%	10.7%	14.5%
Adjusted EBITDA Margin	10.7%	11.5%	10.0%	12.6%

Conference Call and Webcast Information
Forterra will host a conference call to review fourth quarter and full year 2018 results on March 12, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 8297545. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast that is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and storm water management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement, including additional information regarding risks and uncertainties relating to the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; our current dispute with HeidelbergCement related to the payment of an earnout;

compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject; our dependence on key executives and key management personnel; our ability or that of the customers with which we work to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents; and additional factors discussed in our filings with the Securities and Exchange Commission.

FORTERRA, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
	unaudited	unaudited
Net sales	$339,155	$361,169	$1,479,712	$1,580,413
Cost of goods sold	280,400	304,731	1,234,143	1,327,305
Gross profit	58,755	56,438	245,569	253,108
Selling, general & administrative expenses	(58,260)	(63,070)	(209,877)	(255,034)
Impairment and exit charges	(445)	(216)	(4,336)	(13,220)
Earnings from equity method investee	2,417	2,911	10,162	12,360
Other operating income, net	2,659	(54)	9,523	5,197
	(53,629)	(60,429)	(194,528)	(250,697)
Income (loss) from operations	5,126	(3,991)	51,041	2,411

Other income (expenses)
Interest expense	(25,344)	(13,206)	(78,337)	(59,408)
Change in tax receivable agreement liability	—	45,440	—	46,180
Other income (expense), net	—	(309)	6,016	(31,915)
Income (loss) before income taxes	(20,218)	27,934	(21,280)	(42,732)
Income tax (expense) benefit	3,266	15,224	(3,085)	40,672
Net income (loss)	$(16,952)	$43,158	$(24,365)	$(2,060)

Basic and diluted earnings (loss) per share:
Net income (loss)	$(0.27)	$0.67	$(0.38)	$(0.03)

Weighted average common shares outstanding:
Basic	63,965	63,824	63,904	63,801
Diluted	63,965	63,952	63,904	63,801

FORTERRA, INC.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$35,793	$104,534
Receivables, net	198,468	192,654
Inventories	285,030	236,655
Prepaid expenses	7,289	5,381
Other current assets	17,509	27,059
Current assets held for sale	—	12,242
Total current assets	544,089	578,525
Non-current assets
Property, plant and equipment, net	492,167	412,572
Goodwill	508,193	496,141
Intangible assets, net	183,789	225,304
Investment in equity method investee	50,607	54,445
Other long-term assets	14,407	18,866
Non-current assets held for sale	—	25,385
Total assets	$1,793,252	$1,811,238
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$114,708	$108,560
Accrued liabilities	70,236	72,782
Deferred revenue	9,138	9,029
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	15,457	34,601
Current liabilities held for sale	—	4,615
Total current liabilities	222,049	242,097
Non-current liabilities
Long-term debt	1,176,095	1,181,277
Long-term capital leases	134,948	4,155
Deferred tax liabilities	46,615	67,481
Deferred gain on sale-leaseback	9,338	75,743
Other long-term liabilities	22,667	25,032
Long-term tax receivable agreement	73,318	82,962
Total liabilities	1,685,030	1,678,747
Commitments and Contingencies
Equity
Common stock, $0.001 par value. 190,000 shares authorized; 64,206 and 64,231 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	18	18
Additional paid-in-capital	234,931	230,023
Accumulated other comprehensive loss	(10,740)	(5,098)
Retained deficit	(115,987)	(92,452)
Total shareholders' equity	108,222	132,491
Total liabilities and shareholders' equity	$1,793,252	$1,811,238

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(24,365)	$(2,060)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation & amortization expense	105,423	115,659
(Gain) / loss on business divestiture	(6,016)	32,278
(Gain) / loss on disposal of property, plant and equipment	(4,266)	2,107
Amortization of debt discount and issuance costs	8,143	8,123
Stock-based compensation expense	6,240	3,696
Impairment on property, plant, and equipment and goodwill	956	10,551
Earnings from equity method investee	(10,162)	(12,360)
Distributions from equity method investee	13,141	13,717
Unrealized gain on derivative instruments, net	(1,408)	(5,251)
Unrealized foreign currency gains, net	(527)	(615)
Provision (recoveries) for doubtful accounts	(1,224)	2,947
Deferred income taxes	(20,768)	(25,496)
Tax receivable agreement non-cash items	—	(46,180)
Deferred rent	1,373	2,616
Other non-cash items	83	196
Change in assets and liabilities:
Receivables, net	(2,466)	(16,831)
Inventories	(45,313)	1,838
Other current assets	8,657	(24,003)
Accounts payable and accrued liabilities	(4,548)	(19,424)
Other assets & liabilities	4,243	826
NET CASH PROVIDED BY OPERATING ACTIVITIES	27,196	42,334
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(50,609)	(52,514)
Proceeds from business divestiture	618	23,200
Proceeds from sale of fixed assets	8,429	—
Settlement of net investment hedges	(4,990)	—
Assets and liabilities acquired, business combinations, net	(4,500)	(36,709)
NET CASH USED IN INVESTING ACTIVITIES	(51,052)	(66,023)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	—	(2,498)
Payments on senior term loan	(12,510)	(12,008)
Proceeds from senior term loan, net	—	200,000
Proceeds from revolver	—	194,000
Payments on revolver	—	(293,000)
Payment pursuant to tax receivable agreement	(30,407)	—
Other financing activities	(534)	(244)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(43,451)	86,250
Effect of exchange rate changes on cash	(1,434)	1,949
Net change in cash and cash equivalents	(68,741)	64,510
Cash and cash equivalents, beginning of period	104,534	40,024
Cash and cash equivalents, end of period	$35,793	$104,534

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate adjusted EBITDA as net income (loss) before net interest expense, depreciation and amortization, income tax expense (benefit), and before loss (gain) on sale of property, plant and equipment, impairment and exit charges, transaction costs, inventory step-up impacting margins, loss on business divestitures, non-cash compensation and certain other income and expenses, such as the change in the tax receivable agreement liability. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. Prior period amounts have been adjusted to reflect the current period calculation of adjusted EBITDA.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework that management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions, and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, adjusted EBITDA should not be considered an alternative to EBITDA, which the CODM reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the tax necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income (loss) to adjusted EBITDA
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	unaudited	unaudited
Net income (loss)	$(16,952)	$43,158	$(24,365)	$(2,060)
Interest expense	25,344	13,206	78,337	59,408
Depreciation and amortization	26,053	28,196	105,423	115,659
Income tax (benefit) expense	(3,266)	(15,224)	3,085	(40,672)
EBITDA[1]	31,179	69,336	162,480	132,335
(Gain) loss on sale of property, plant & equipment, net[2]	(1,820)	358	(4,267)	2,107
Impairment and exit charges[3]	445	216	4,336	13,220
Transaction costs[4]	298	1,452	2,541	7,743
Inventory step-up impacting margin[5]	—	282	464	2,433
Loss on business divestitures[6]	—	672	—	32,278
Non-cash compensation[7]	1,652	1,008	6,240	3,696
Change in tax receivable agreement liability[8]	—	(45,440)	—	(46,180)
Other (gains) losses[9]	—	360	(6,688)	(117)
Earnings from equity method investee [10]	(2,417)	(2,911)	(10,162)	(12,360)
Pro-rata share of Adjusted EBITDA from equity method investee [11]	3,553	3,995	13,751	16,666
Adjusted EBITDA	$32,890	$29,328	$168,695	$151,821
Adjusted EBITDA margin	9.7%	8.1%	11.4%	9.6%
Gross profit	58,755	56,438	245,569	253,108
Gross profit margin	17.3%	15.6%	16.6%	16.0%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment.

[3]	Impairment of goodwill and long-lived assets and other exit and disposal costs.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Loss on divestiture of U.S. concrete and steel pressure pipe business, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Adjustments to the estimated value of the tax receivable agreement due primarily to the December 2017 Tax Cuts and Jobs Act.

[9]	Other (gains) losses, including a gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

[10]
Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting. Prior to the quarter ended September 30, 2018, Forterra did not adjust for this item in its calculation of Adjusted EBITDA.

[11]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense. Prior to the quarter ended September 30, 2018, Forterra did not adjust for this item in its calculation of Forterra's Adjusted EBITDA.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the three months ended December 31, 2018:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$33,894	$15,624	$(18,339)	$31,179

(Gain) loss on sale of property, plant & equipment, net[2]	(2,179)	344	15	(1,820)
Impairment and exit charges[3]	153	292	—	445
Transaction costs[4]	—	—	298	298
Inventory step-up impacting margin[5]	—	—	—	—
Loss on business divestitures[6]	—	—	—	—
Non-cash compensation[7]	410	50	1,192	1,652
Other (gains) losses[9]	401	(401)	—	—
Earnings from equity method investee [10]	(2,417)	—	—	(2,417)
Pro-rata share of Adjusted EBITDA from equity method investee [11]	3,553	—	—	3,553
Adjusted EBITDA	$33,815	$15,909	$(16,834)	$32,890
Adjusted EBITDA margin	17.8%	10.7%	NM	9.7%

Net sales	$189,951	$149,204	$—	$339,155
Gross profit	$41,078	$17,831	$(154)	$58,755

For the three months ended December 31, 2017:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$30,786	$16,706	$21,844	$69,336

Loss on sale of property, plant & equipment, net[2]	19	339	—	358
Impairment and exit charges[3]	—	216	—	216
Transaction costs[4]	—	—	1,452	1,452
Inventory step-up impacting margin[5]	282	—	—	282
Loss on divestitures[6]	—	672	—	672
Non-cash compensation[7]	257	34	717	1,008
Change in tax receivable agreement liability[8]	—	—	(45,440)	(45,440)
Other (gains) losses[9]	29	—	331	360
Earnings from equity method investee [10]	(2,911)	—	—	(2,911)
Pro-rata share of Adjusted EBITDA from equity method investee [11]	3,995	—	—	3,995
Adjusted EBITDA	$32,457	$17,967	$(21,096)	$29,328
Adjusted EBITDA margin	15.9%	11.5%	NM	8.1%

Net sales	$204,610	$156,556	$3	$361,169
Gross profit	$35,418	$21,993	$(973)	$56,438

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in thousands)

For the year ended December 31, 2018:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$156,735	$64,547	$(58,802)	$162,480

(Gain) loss on sale of property, plant & equipment, net[2]	(5,598)	1,316	15	(4,267)
Impairment and exit charges[3]	1,886	2,458	(8)	4,336
Transaction costs[4]	—	—	2,541	2,541
Inventory step-up impacting margin[5]	464	—	—	464
Non-cash compensation[7]	1,695	256	4,289	6,240
Change in tax receivable agreement liability[8]	—	—	—	—
Other (gains) losses[9]	920	(1,671)	(5,937)	(6,688)
Earnings from equity method investee [10]	(10,162)	—	—	(10,162)
Pro-rata share of Adjusted EBITDA from equity method investee [11]	13,751	—	—	13,751
Adjusted EBITDA	$159,691	$66,906	$(57,902)	$168,695
Adjusted EBITDA margin	19.7%	10.0%	NM	11.4%

Net sales	$811,477	$668,235	$—	$1,479,712
Gross profit	$174,786	$71,471	$(688)	$245,569

For the year ended December 31, 2017:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$129,618	$47,587	$(44,870)	$132,335

Loss on sale of property, plant & equipment, net[2]	15	2,092	—	2,107
Impairment and exit charges[3]	(14)	12,395	839	13,220
Transaction costs[4]	—	—	7,743	7,743
Inventory step-up impacting margin[5]	2,433	—	—	2,433
Loss on business divestitures[6]	—	32,278	—	32,278
Non-cash compensation[7]	711	379	2,606	3,696
Change in tax receivable agreement liability[8]	—	—	(46,180)	(46,180)
Other (gains) losses[9]	29	(942)	796	(117)
Earnings from equity method investee [10]	(12,360)	—	—	(12,360)
Pro-rata share of Adjusted EBITDA from equity method investee [11]	16,666	—	—	16,666
Adjusted EBITDA	$137,098	$93,789	$(79,066)	$151,821
Adjusted EBITDA margin	16.4%	12.6%	NM	9.6%

Net sales	$834,810	$745,555	$48	$1,580,413
Gross profit	$147,741	$108,320	$(2,953)	$253,108

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment.

[3]	Impairment of goodwill and long-lived assets and other exit and disposal costs.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Loss on divestiture of U.S. concrete and steel pressure pipe business, net of specific items for which adjustments are separately made elsewhere in the calculation of adjusted EBITDA presented herein.

[7]	Non-cash equity compensation expense.

[8]	Adjustments to the estimated value of the tax receivable agreement due primarily to the December 2017 Tax Cuts and Jobs Act.

[9]	Other (gains) losses, including a gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

[10]
Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting. Prior to the quarter ended September 30, 2018, Forterra did not adjust for this item in its calculation of Adjusted EBITDA.

[11]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense. Prior to the quarter ended September 30, 2018, Forterra did not adjust for this item in its calculation of Forterra's Adjusted EBITDA.

FORTERRA, INC.
Reconciliation of Net Income to Adjusted EBITDA Guidance for Full Year 2019
(in millions)

	FY 2019 Adjusted EBITDA Guidance
	Low	High
Net Loss	$(38)	$(16)
Interest expense	90	92
Income tax expense	10	16
Depreciation and amortization	104	104
Other EBITDA adjustments	4	4
Adjusted EBITDA	$170	$200

Source: Forterra, Inc.

Company Contact Information:
David J. Lawrence
Vice President of Treasury and Investor Relations
469-299-9113
IR@forterrabp.com